Exhibit 23.1

J&S ASSOCIATE PLT 202206000037 (LLP0033395-LCA) & AF002380 (Registered with PCAOB and MIA) B-11-14, Megan Avenue II 12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Tel: +603-4813 9469 Email : info@jns-associate.com Website : jns-associate.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1/A3 of Law’s Business Group Holding (the “Company”) of our report dated April 20, 2026 and July 23, 2025, with respect to our audits of the consolidated financial statements of the Company as at March 31, 2025 and 2024, and for each of the two years in the period ended March 31, 2025 and 2024 which appear in such Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ J&S Associate PLT

Kuala Lumpur, Malaysia

May 26, 2026